EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63758 and 333-81326) of SpectRx, Inc. of our report dated March 11, 2003, with respect to the consolidated financial statements of SpectRx, Inc. for the year ended December 31, 2002 included in the Annual Report (Form 10-KA) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 6, 2004